CONSULTING AGREEMENT

THIS AGREEMENT is made this ____ day of January 15, 2013, by and between Benjamin L. Padnos ("Consultant"), whose address is 221 34th Street, Manhattan Beach, CA 90266, and Petrosonic Energy, Inc. (“PSON”), whose address is 714 1st Street SE, Suite 300, Calgary, Alberta Canada T2G 2G8.

WHEREAS, Petrosonic Energy, Inc. is a publicly-traded company (PSON) focusing on the de-asphalting and separation of asphalt from heavy crude oil, oil sands, and waste oils;

WHEREAS, Consultant has valuable knowledge, relationships, experience and expertise in matters involving micro-cap company financing, investor relations, internet and social media marketing and strategy; and

WHEREAS, PSON desires to engage Consultant, and Consultant desires to enter into a consulting agreement with PSON, to provide consulting services and assistance to PSON with respect to specific initiatives surrounding Petrosonic Energy, Inc. (PSON);

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	Relationship of the Parties. It is hereby expressly acknowledged and agreed by the parties that Consultant is an independent contractor and not an employee or agent of PSON. Consultant further acknowledges and agrees that it shall have no authority to bind PSON in any manner. This Agreement is strictly a business consulting agreement and shall not be construed as creating an employer/employee relationship, and neither party shall become bound by any representation, act, or omission of the other party which is contrary to the terms of this Agreement.

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2.	Term of Agreement. The term of this Agreement shall be for an initial period of twelve (12) months, beginning January 15, 2013, and continuing through January 15, 2014, unless otherwise terminated as provided herein.

3.	Performance. During the term of this Agreement and in a professional and timely manner, Consultant shall assist and provide consulting services to PSON with respect to the Project Objectives (as defined below) and in accordance with the terms and provisions of this Agreement. Consultant shall make himself available to perform such consulting services at times mutually agreed upon during the term of this Agreement.

4.	Objectives. The parties have developed and agreed upon the overall objectives and certain project goals, tasks and responsibilities of the parties as set forth on the attached APPENDIX “A” (the “Project Objectives”). The parties hereby acknowledge and agree that the Project Objectives shall be revised and amended from time to time as deemed necessary by the mutual agreement of the parties.

5.	Amount of Service. Consultant may engage in any other gainful occupation, or perform services for, and/or be employed by, any other entity during the term of this Agreement, as Consultant in his sole discretion sees fit; provided, that such other occupation, service, or employment does not materially interfere with or prevent Consultant from performing his duties and obligations under this Agreement.

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6.	Professional Conduct. During and after the term of this Agreement, Consultant agrees to maintain a professional manner and to avoid and refrain from any conduct which would tend to disparage PSON, its affiliates, shareholders, directors, officers, or employees, which might jeopardize or be prejudicial to any business, professional, or personal relationship of PSON, or any of the above-mentioned representatives, or which might damage the business, professional, or personal reputation of PSON, or any of the above-mentioned representatives. During and after the term of this Agreement, PSON agrees to maintain a professional manner and to avoid and refrain from any conduct which would tend to disparage Consultant, its affiliates, shareholders, directors, officers, or employees, which might jeopardize or be prejudicial to any business, professional, or personal relationship of Consultant, or any of the above-mentioned representatives, or which might damage the business, professional, or personal reputation of Consultant, or any of the above-mentioned representatives.

7.	Confidentiality. During the term of this Agreement and thereafter, Consultant agrees to maintain the confidentiality of all proprietary and confidential information of PSON, including without limitation, trade secrets, business practices, policies, accounts, marketing strategies, pricing, books, records, contracts, reports, manuals, customer lists, computer software or programming, budgets and other financial information, or the like (the “Confidential Information”), obtained by it at any time before or during the term of this Agreement, and to use the Confidential Information solely in connection with the performance of its duties and obligations under this Agreement. Consultant further agrees that it will not otherwise use or exploit the Confidential Information and that it will not disclose any of the Confidential Information to any person or entity without the prior written consent of PSON, unless (a) such disclosure is required by law, or (b) such Confidential Information is independently disclosed into the public domain by a third party, or (c) such Confidential Information is disclosed pursuant to the enforcement of Consultant’s rights hereunder.

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8.	Limited Liability. The parties acknowledge and agree that Consultant is not making any express or implied representation or warranty with respect to the success of the Project Objectives or consultant’s services. Consultant shall not be liable to PSON or any of its affiliates, employees, stockholders, managers, members, directors or to any third party who may claim any right due to any relationship with PSON for any damages, losses, claims or liabilities whatsoever related to, arising out of, or resulting from, Consultant’s performance of the Project Objectives, the delivery of any Campaign or any acts or omissions in the performance of the consulting services performed by Consultant pursuant to this Agreement, unless such damages, losses, claims or liabilities relate to, arise out of, or result from the willful misconduct or gross negligence of Consultant. CONSULTANT EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO ANY BREACH OF THIS AGREEMENT OR THE PERFORMANCE OF CONSULTANT’S DUTIES HEREUNDER, INCLUDING BUT NOT LIMITED TO LOSS PROFITS. PSON shall indemnify and hold Consultant free and harmless from all loss, damages, expenses, obligations, costs, claims, demands and liabilities, including reasonable attorney's fees, related to, arising out of or resulting from Consultant’s performance of the consulting services rendered to PSON pursuant to the terms of this Agreement or in any way connected with the rendering of such services or PSON’s breach of its obligations hereunder, unless the same shall relate to, arise out of, or result from willful misconduct or gross negligence of Consultant. Consultant shall indemnify and hold PSON free and harmless from all damages, expenses, obligations, costs, claims, demands and liabilities, including reasonable attorney’s fees, related to, arising out of, or resulting from the willful misconduct or gross negligence of Consultant.

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9.	Consulting Fee. PSON shall pay to Consultant, or its assignee, the sum of 100,000 shares of Petrosonic Energy, Inc. (PSON) stock, paid in four equal quarterly installments. The first tranche will be paid on April 15, 2013.

10.	Expenses. PSON shall reimburse Consultant for all reasonable and necessary travel expenses incurred by Consultant in connection with the performance of the consulting services pursuant to this Agreement, including, but not limited to, round trip airfares, lodging and hotel expenses, meals and rental car expenses (collectively, “Expenses”), but only if approved in advance by the Company in writing and upon presentation by Consultant of written verification of such expenses in the manner prescribed by or with the written approval of PSON. Consultant hereby agrees to submit said travel expenses to PSON for pre-approval when reasonably possible.

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11.	Personnel Support. PSON agrees to provide Consultant with all reasonable personnel support necessary (as mutually agreed upon by the parties) for the development and implementation of the Initiative.

12.	Termination.

(a)	In the event that Consultant materially breaches this Agreement, or fails to perform his duties and obligations hereunder and fails to cure such breach or perform such duties and/or obligations within a reasonable period of time, PSON may terminate this Agreement and its obligations hereunder upon ten (10) days written notice to Consultant.

(b)	If, during the term of this Agreement, Consultant shall fail to perform the duties and obligations under this Agreement on account of illness or other incapacity, and such illness or other incapacity shall continue for a period of more than two (2) weeks, then PSON may terminate this Agreement by written notice to Consultant.

(c)	In the event of the death of Consultant during the term of this Agreement, this Agreement shall immediately terminate.

(d)	In the event that PSON materially breaches this Agreement, or fails to perform its duties and obligations hereunder and fails to cure such breach or perform such duties within a reasonable period of time, Consultant may terminate this Agreement and his obligations hereunder upon ten (10) days written notice to PSON. The failure by PSON to pay in full when due any and all amounts owed to Consultant in accordance with the terms of this Agreement shall constitute a material breach.

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(e)	In the event that Consultant is terminated, Consultant shall be paid only the Compensation that has been earned up to the time of termination The Consultant shall also be reimbursed for any expenses that the Company has pre-approved prior to date of termination.

13.	Remedies. Any claim or controversy arising out of or relating to this agreement, or any breach thereof, or otherwise relating to this Agreement, the Base Fee, bonus compensation, Expenses, or the termination thereof, shall be settled by arbitration in Los Angeles, California in accordance with the rules established by the American Arbitration Association provided, however that Consultant and PSON agree that: (i) the arbitrator shall be required to follow established principles of substantive law and the law governing burdens of proof; (ii) only legally protected rights may be enforced in arbitration; (iii) the arbitrator shall be without authority to award punitive or exemplary damages; (iv) the arbitrator shall be an attorney licensed to practice law in California who has experience in similar matters; and (v) any demand for arbitration must be filed and served, if at all, within 180 days of the occurrence of the act or omission complained of. Any claim or controversy not submitted to arbitration in accordance with this paragraph shall be considered waived, and thereafter, no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The award rendered in any arbitration proceeding held under this paragraph shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof, provided it conforms to established principles of law and is supported by substantial record evidence. The expenses of the arbitrator shall be shared equally by the parties to the arbitration, except if one party prevails on all counts, that party will reimburse the other for all costs, expenses and reasonable attorneys’ fees incurred in connection with the arbitration. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto shall be entitled to seek such equitable or injunctive relief from the courts as such party shall in its sole discretion deem necessary to protect its rights hereunder.

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14.	Notices. All notices or other documents under this Agreement shall be in writing and promptly delivered personally or by facsimile, overnight courier or certified mail, return receipt requested, and addressed to the parties at the addresses set forth above.

15.	Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

16.	Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

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17.	Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained herein.

18.	Paragraph Headings. All paragraph headings contained herein are for the puPSONoses of convenience only and shall not limit or otherwise influence the intePSONretation or construction of this Agreement.

19.	Entire Agreement. This Agreement constitutes the sole and only agreement of the parties hereto with respect to the subject matter hereof and may not be amended except by the written agreement of the parties hereto.

20.	Governing Law. This Agreement, its validity, construction and effect shall be governed by and constructed in accordance with the laws of the State of California applicable to contracts executed in California and wholly to be performed in California. In any action arising under this Agreement filed in state court, jurisdiction and venue will lie exclusively in the courts in Los Angeles County, California.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first set forth above.

COMPANY

PETROSONIC ENERGY, INC.

By:	/s/ Art Agolli

Title	Art Agolli – CEO

Date	15th of January, 2013

CONSULTANT:

BENJAMIN L. PADNOS

By	/s/ Benjamin L. Padnos

Date

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APPENDIX A

PROJECT OBJECTIVES

1.           Consultant’s Tasks and Responsibilities. Consultant agrees to and shall:

•	Provide strategic consultation to Richardson Patel LLP and Petrosonic Energy, Inc. and perform due diligence on any and all other activities related to current and future financings.

•	Assist Richardson Patel LLP and Petrosonic Energy management with introductions to potential investors, investor relations firms and any other relevant partners

•	Provide general corporate strategy, business development and investor relations services to Petrosonic Energy, Inc.

2.           PSON and Consultant will agree on any key deliverables that will be reviewed monthly to keep the Agreement and Project Objectives on track.

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